Exhibit 99.1

For Immediate Release Contact: David S. Silverman (802) 888-6600

Union Bankshares Announces Third Quarter Ended September 30, 2015
Earnings and Quarterly Dividend Payment

Morrisville, VT October 21, 2015 - Union Bankshares, Inc. (NASDAQ - UNB) today announced Net Income for the first nine months of 2015 of $6.0 million, or $1.33 per share, compared to $5.8 million, or $1.30 per share, for 2014, an increase of 2.4%. Results for September 30, 2015 reflect increases in net interest income of $299 thousand, or 1.8%, and noninterest income of $606 thousand, or 8.9%. These positive variances were partially offset by an increase in the provision for loan losses of $100 thousand, an increase in noninterest expenses of $603 thousand, or 3.8%, and the provision for income taxes of $60 thousand, or 3.8%. The change in noninterest expenses was primarily due to increases of $386 thousand, or 5.8%, in Salaries and wages, $180 thousand, or 8.7% in Pension and employee benefits, $80 thousand, or 8.8% in occupancy expenses, and $113 thousand, or 9.2% in equipment expenses.

Earnings for the quarter ended September 30, 2015 were $2.05 million, or $0.45 per share, compared to $2.13 million, or $0.47 per share, for the quarter ended September 30, 2014, a decrease of 2.3%. An increase in net interest income of $182 thousand, or 3.2%, as of September 30, 2015 compared to September 30, 2014 was more than offset by a reduction in noninterest income of $176 thousand, or 6.5% and an increase in noninterest expenses of $122 thousand, or 2.2% for the same period.

Total assets grew to $620.3 million compared to the prior year of $602.7 million, or growth of $17.6 million, or 2.9%. Growth in total loans contributed to the asset growth. Total loans increased 3.8% to $505.6 million as of September 30, 2015 from $487.4 million as of September 30, 2014. Growth has been concentrated in the residential, commercial and commercial real estate portfolios during the first nine months of 2015. Sales of qualifying residential mortgages to the secondary market totaling $102.4 million during the first nine months of 2015 compared to sales of $72.5 million in the first nine months of 2014. Loans serviced for others grew $55.3 million, or 15.4%, to $413.4 million as of September 30, 2015 from $358.2 million as of September 30, 2014. Total deposits reached $543.9 million compared to the prior year of $531.0 million, or growth of $12.8 million or 2.4%. The Company had total capital of $53.8 million with a book value per share of $12.07 as of September 30, 2015 compared to $52.7 million and $11.81 per share at September 30, 2014.

A quarterly cash dividend of $.27 per share was declared on October 21. 2015, payable on November 9, 2015 to shareholders of record October 31, 2015.

Union Bankshares, Inc., headquartered in Morrisville, Vermont, is the bank holding company parent of Union Bank, which provides commercial, retail and municipal banking services and asset management services throughout northern Vermont and New Hampshire. Union Bank operates 17 banking offices, two loan centers, and multiple ATMs throughout its geographical footprint.

Union Bank has been helping people buy homes and local businesses create jobs in area communities since 1891. Union Bank has earned an outstanding reputation for residential lending programs, is an SBA Preferred lender and has an outstanding Community Reinvestment Act rating. Union is proud to be one of the few community banks serving Vermont and New Hampshire and we maintain a strong commitment to traditional values. Union is dedicated to providing genuine customer service and community support and donates to various local nonprofits annually. These values--combined with financial expertise, quality products and the latest technology--make Union Bank the premier choice for your banking services, both personal and commercial. Member FDIC. Equal Housing Lender.

Statements made in this press release that are not historical facts are forward-looking statements. Investors are cautioned that all forward-looking statements necessarily involve risks and uncertainties, and many factors could cause actual results and events to differ materially from those contemplated in the forward-looking statements. When we use any of the words “believes,” “expects,” “anticipates” or similar expressions, we are making forward-looking statements. The following factors, among others, could cause actual results and events to differ from those contemplated in the forward-looking statements: uncertainties associated with general economic conditions; changes in the interest rate environment; inflation; political, legislative or regulatory developments; acts of war or terrorism; the markets' acceptance of and demand for the Company's products and services; technological changes, including the impact of the internet on the Company's business and on the financial services market place generally; the impact of competitive products and pricing; and dependence on third party suppliers. For further information, please refer to the Company's reports filed with the Securities and Exchange Commission at www.sec.gov or on our investor page at www.ublocal.com.